EX-99.1 Press Release
Pennant Completes Purchase of Tennessee, Georgia and Alabama Operations from UnitedHealth Group and Amedisys

EAGLE, Idaho, October 2, 2025 – The Pennant Group, Inc. (NASDAQ: PNTG), the parent company of the Pennant group of affiliated home health, hospice, home care and senior living companies, announced today that on October 1, 2025, it acquired certain operations from UnitedHealth Group Incorporated (“UnitedHealth”). The operations were divested pursuant to UnitedHealth’s and Amedisys Inc.’s (“Amedisys”) antitrust settlement with the United States Justice Department.

Pennant is purchasing divested home health, hospice and personal care services in Tennessee, Georgia and Alabama for a combined purchase price of $146.5 million. The asset package includes 54 locations.

The acquired agencies are primarily located in Tennessee, a certificate of need state. Approximately two-thirds of the revenue is connected to home health and one-third to hospice. Pennant and UnitedHealth have a transition services agreement in place to facilitate a smooth transition, and Pennant has prepared throughout 2025 to execute on the transaction.

“This marks an exciting new chapter in Pennant’s growth journey,” said Brent Guerisoli, Pennant's Chief Executive Officer. “Entering the Southeast is a strategic move for us, and we do so from a position of strength, building on proven leadership, operational excellence, and a clear vision for the future. This acquisition opens the door for emerging leaders in this new region to grow within Pennant’s innovative platform.”

“We are pleased to welcome these exceptional teams into the Pennant family,” said John Gochnour, Pennant’s Chief Operating Officer. “They are among the leading operators in our industries, and their commitment to clinical excellence and deep local ties to the region make this an exciting combination. We look forward to bringing these agencies into our portfolio and bringing the Pennant operating model to the Southeast United States.”

Mr. Guerisoli reiterated that Pennant will continue to pursue opportunities for growth in the home health, hospice and senior living industries, targeting strategic and underperforming operations of all sizes.

Pennant was advised on legal matters by Robinson & Cole LLP and Paul Hastings LLP, with Truist Securities serving as financial advisor on the transaction.

About Pennant

The Pennant Group, Inc. is a holding company of independent operating subsidiaries that provide healthcare services through home health and hospice agencies and senior living communities located throughout Arizona, California, Colorado, Connecticut, Idaho, Montana,

Nevada, Oklahoma, Oregon, Texas, Utah, Washington, Wisconsin and Wyoming. Each of these businesses is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Pennant Group, Inc. has direct operating assets, employees or revenue, or that any of the home health and hospice businesses, senior living communities or the Service Center are operated by the same entity. More information about Pennant is available at www.pennantgroup.com.

Contact Information

The Pennant Group, Inc.
(208) 401-1400
ir@pennantgroup.com

SOURCE: The Pennant Group, Inc.